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                                                                      Exhibit 11

                          HIGH COUNTRY VENTURES, INC.
                       Net Income Per Share Calculation


                               3 months                6 months
                           Ending 10/31/1996       Ending 10/31/1996
                           -----------------       -----------------

Net Income                    $   106,816             $    28,955
                              ===========             ===========


Weighted Average
  Number of Shares
  Outstanding                 $ 5,425,920             $ 5,425,920
                              ===========             ===========

Net Income per share          $       .02             $       .01
                              ===========             ===========